FOR IMMEDIATE RELEASE

INNOPHOS COMPLETES REDEMPTION OF

SENIOR SUBORDINATED NOTES DUE 2014

CRANBURY, New Jersey – (September 27, 2010) – Innophos Holdings, Inc. (NASDAQ: “IPHS”) today announced that its Innophos, Inc. subsidiary had completed the previously announced redemption of all remaining $190.0 million of its outstanding 8.875% Senior Subordinated Notes due 2014.  The redemption price for the Notes was 102.958% of principal amount plus accrued and unpaid interest to the redemption date.  The redemption is expected to reduce Innophos’ annual consolidated net interest expense by approximately $11.5 million and improve earnings per share (EPS) by 32 cents.

The Company disclosed that the redemption was funded by borrowings under its recently completed senior bank credit facility, using the $100.0 million term loan and an initial drawing of $70.0 million under the revolving credit line provided under that facility, plus employing approximately $27.6 million of cash on hand.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ”IPHS-G”

SOURCE Innophos Holdings, Inc.

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Innophos Holdings, Inc.                                               Breakstone Group

Investor Relations: (609) 366-1299                            Maura Gedid

investor.relations@innophos.com                              646-452-2335